Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Accenture Ltd:
      We consent to the incorporation by reference in the registration statements (Nos. 333-127248, 333-112854 and 333-104628) on Form S-3 and (No. 333-65376) on Form S-8 of Accenture Ltd of our reports dated October 18, 2006, with respect to the consolidated balance sheets of Accenture Ltd as of August 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2006 and the effectiveness of internal control over financial reporting as of August 31, 2006, which reports appear in the August 31, 2006 annual report on Form 10-K of Accenture Ltd.
     Our report states that the Company, as of September 1, 2005, changed its method of accounting for share-based compensation awards.

/s/ KPMG LLP
Chicago, Illinois
October 18, 2006